Board of Directors

Coffee Pacifica, Inc.

Berkeley, CA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 28, 2007, on the financial statements of Coffee Pacifica, Inc. as of December 31, 2006 and 2005 and the periods then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

Williams & Webster, P.S.

Spokane, Washington

August 24, 2007